Exhibit 99.1

Executive Base Salaries and Target Award Amounts under Red Hat, Inc.’s Executive Variable Compensation Plan for the Fiscal Year Ending February 28, 2015

Name of Executive	Base Salary	FY2015 EVCP Target Award Amount
James M. Whitehurst	$900,000	$1,260,000
Charles E. Peters, Jr.	$520,000	$520,000
Paul Cormier	$580,000	$580,000
Michael R. Cunningham	$450,000	$360,000
Arun Oberoi	$500,000	$500,000